Exhibit 10.6

CANOPY GROWTH CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

As of March 31, 2020

The directors1 of Canopy Growth Corporation shall receive the following applicable fees as previously recommended by the Corporate Governance, Compensation and Nominating Committee (“CGCN Committee”) and approved by the Board, including RSUs (the “Director RSUs”):

FY2021 Fees	Annual Amount ($)
Board of Directors Chair Retainer	225,000
Annual Equity Grants to Board of Directors Chair- RSUs	225,000
Board Retainer	150,000
Annual Equity Grants to Non-Chair Board Members- RSUs	150,000
Audit Committee Chair Retainer	30,000
Audit Committee Member Retainer	15,000
CGCN Committee Chair Retainer	20,000
CGCN Committee Member Retainer	15,000

1Note that David Klein, Robert Hanson and William Newlands do not receive board fees.